Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Invesco Dynamic Credit Opportunity Fund of our report dated April 26, 2023 relating to the consolidated financial statements and consolidated financial highlights of Invesco Dynamic Credit Opportunity Fund which appears in Invesco Dynamic Credit Opportunity Fund’s Annual Report on Form N-CSR for the year ended February 28, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Consolidated Financial Highlights,” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 26, 2023